Exhibit 99.1

For further information:

George Relan

Vice President of Corporate Development

(518) 533-2220

grelan@mechtech.com

MTI APPLIES FOR TRANSFER TO THE NASDAQ CAPITAL MARKET

Albany, N.Y., August 26, 2008 - Mechanical Technology, Incorporated (“MTI” or “the Company”) (NASDAQ: MKTY) today announced that it has applied to transfer its common stock listing from the Nasdaq Global Market to the Nasdaq Capital Market. The Company no longer meets the continued listing standards for the Nasdaq Global Market because, as reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2008, the Company no longer satisfies the $10 million minimum stockholders’ equity requirement set forth in Marketplace Rule 4450(a)(3).

The Company received a Staff Deficiency Letter from the Nasdaq Stock Market regarding its failure to meet this minimum stockholders’ equity requirement on August 20, 2008. After evaluating the letter, the Company determined that at this time it was more advantageous to pursue a transfer to the Nasdaq Capital Market than attempting to maintain its listing on the Nasdaq Global Market.

About MTI

MTI is primarily engaged in the development and commercialization of Mobion® off-the-grid portable power solutions through its subsidiary MTI MicroFuel Cells Inc. (“MTI Micro”). MTI Micro has a team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and related intellectual property. MTI Micro has received government funding and developed strategic partnerships to facilitate efforts to achieve commercialization. MTI is also engaged in the design, manufacture, and sale of test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company, please visit www.mechtech.com.

# # #

Statements in this press release which are not historical fact including statements regarding management’s intentions, hopes, goals, beliefs, expectations, projections, plans, anticipation, outlook or predictions of the future are forward looking statements.  Such statements include, among others, estimates of cash needs and sources; our ability to meet cash needs in the future; the delisting of the Company’s common stock from the Nasdaq Global Market, and; our ability to develop and commercialize Mobion® fuel cells, or any other technologies, if at all; All forward-looking statements are made as of today, and MTI disclaims any duty to update such statements.  It is important to note that the Company’s actual results could differ materially from those projected in forward-looking statements.  Factors that could cause the anticipated results not to occur include, among others, risks related to financing; uncertainties in development, manufacturing, competition and consumer demand for DMFCs; and the risk factors listed from time to time in the Company’s SEC reports including but not limited to, the annual report on Form 10-K and Quarterly Reports on Form 10-Q.